Exhibit 3.7

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

CLEARTRONIC, INC.

Pursuant to Sections 607.1002 and 607.0602 of the Florida Business Corporation Act of the State of Florida, the undersigned President and Chief Executive Officer of Cleartronic, Inc. (the “Corporation”), a corporation organization and existing under and by virtue of the laws of the State of Florida and bearing Document Number P99000101137, does hereby certify:

FIRST:  Whereas, by virtue of the authority contained in the Articles of Incorporation of the Corporation, the Corporation has authority to issue 200,000,000 shares of preferred stock, par value $.001 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida.

SECOND:  The Board of Directors has hereby established a Series A Convertible Preferred Stock, par value $.001 per share, authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof, to be as follows.

THIRD:  ARTICLE SECOND of the Corporation’s Articles of Incorporation shall be amended in its entirety to include the designation of Series A Convertible Preferred Stock as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 950,000,000 shares of capital, 750,000,000 shares of which shall be common stock, par value $.001 per share (“Common Stock”), and 200,000,000 shares of which shall be preferred stock, par value $.001 per share (“Preferred Stock”). Before the issuance of any Preferred Stock, the Board of Directors shall determine, in whole or in part, the preferences, limitations, and relative rights of the Preferred Stock or one or more series within the Preferred Stock.

 SERIES A CONVERTIBLE PREFERRED STOCK

The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock to be designated as follows:

1.

Designation: Number of Shares.  The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred”). The number of designated shares of Series A Preferred stock shall be 1,250,000.

2.

Conversion into Common Stock.  Shares of Series A Preferred shall have the following conversion rights and obligations:

(a)

Conversion at Holders’ Option.  After a period of two (2) years following the date of issuance, each one (1) share of Series A Preferred shall be convertible into 100 shares of fully paid and nonassessable Common Stock at the sole option of the holder of Series A Preferred (“Series A Preferred Holder”).

1

(b)

Mechanics of Conversion.  If the Series A Preferred Holder exercises its conversion option and at such time as the conditions described in Section 2(a) shall have occurred, the Series A Preferred Holder shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Preferred Holder, a certificate or certificates for the number of shares of Common Stock of the Corporation to which such holder shall be entitled as aforesaid.   Such conversion shall be deemed to have been made on the date that the surrendered certificates are delivered in accordance with this Section 2(b) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)

No Impairment. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights, as set forth herein, of the holders of the Series A Preferred against impairment.

(d)

No Fractional Shares.  No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the Series A Preferred Holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)

Notices of Record Date. In the event the Corporation takes record of the holders of any class of securities for the purpose of determining which holders are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, property, or other right, the Corporation shall mail to each Series A Preferred Holder, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

(f)

Reservation of Stock Issuable Upon Conversion. Solely for the purpose of effecting the conversion of the shares of the Series A Preferred, the Corporation shall at all times, subject to the conditions described in Section 2(a), reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as, in the opinion of counsel to the Corporation, may be necessary and authorized to increase its authorized but unissued shares of Common Stock to such  number of shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(g)

Notices. Any notice required by the provisions of this Section 2 to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of this Corporation.

(h)

The Corporation shall pay the amount of any and all issue taxes (but not income taxes) that may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

3.

Dividends.  Each Series A Preferred Holder shall be entitled to receive cumulative dividends at the rate of eight percent (8%) of $1.00 per calendar quarter on each outstanding share of Series A Preferred then held by such Series A Preferred Holder, on a pro rata basis.  Such dividends shall accumulate on the basis of a 365 or 366 day year, as the case may be, with respect to any share of Series A Preferred from the date of issuance of any such share.  Dividends payable pursuant to this Section 3 shall be payable, at the sole option of the Corporation, in the form of (i) cash or (ii) shares of Common Stock at the VWAP for the last 10 trading days of the applicable calendar quarter, which VWAP shall not be lower than $0.01.  If payable in cash, such dividends shall be due by the 5th business day following the end of the applicable calendar quarter, and, if payable in shares of Common Stock, such dividends in the form of a stock certificate shall be due by the 10th business day following the end of the applicable calendar quarter, unless there are reasonable delays in delivery by the transfer agent of the Common Stock.  “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b)  if the Over-the-Counter Bulletin Board is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Over-the-Counter Bulletin Board; (c) if the Common Stock is not then quoted for trading on the Over-the-Counter Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Series A Preferred Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid equally by the Series A Preferred Holders and the Corporation.

4.

Status of Converted or Redeemed.  In case any shares of Series A Preferred shall be converted, redeemed, or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred.”

FOURTH:  The foregoing amendment was duly adopted by the Corporation’s Board of Directors on June 24, 2010 pursuant to a unanimous written consent of the Board of Directors in accordance with Section 607.0821 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of June 24, 2010.

CLEARTRONIC, INC.

/s/ Larry Reid

By: Larry Reid

Its: President and Chief Executive Officer

3